Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use in this Registration Statement No. 333-239629 (Form S-1/A) of our report dated April 22, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated balance sheets of H-CYTE, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, included in the Annual Report on Form 10-K of H-CYTE, Inc. for the year ended December 31, 2019, filed with the Securities and Exchange Commission on April 22, 2020.

/s/ Frazier & Deeter, LLC

Tampa, Florida

July 30, 2020